Cintas Corporation 8-K

Exhibit 5.2

Fennemore Craig, P.C.
300 E. Second Street

Suite 1510

Reno, Nevada 89501

(775) 788-2200

Law Offices
Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

March 14, 2017

Cintas Corporation No. 2

Cintas Corporation No. 3

c/o Cintas Corporation No. 2

6800 Cintas Boulevard

P.O. Box 625737

Cincinnati, OH 45262-5737

Re:	The Notes and Guarantees (as defined below)

Ladies and Gentlemen:

We have acted special Nevada counsel for Cintas Corporation No. 2, a Nevada corporation (the “Company”), and Cintas Corporation No. 3, a Nevada corporation (the “Guarantor”), in connection with the offering by the Company of $650,000,000 aggregate principal amount of its 2.900% Senior Notes due 2022 (the “2022 Notes”), $1,000,000,000 aggregate principal amount of its 3.700% Senior Notes due 2027 (the “2027 Notes”) and $50,000,000 aggregate principal amount of its 3.250% Senior Notes due 2022 (the “Additional 2022 Notes” and, collectively with the 2022 Noes and the 2027 Notes, the “Notes”), which Notes will be guaranteed by the Guarantor, Cintas Corporation and Cintas Corporate Services, Inc., (the “Guarantees” and each, a “Guarantee”) as contemplated by a registration statement on Form S-3 (File No. 333-21642), which contains a base prospectus dated March 6, 2017filed with the Securities and Exchange Commission (the “Commission”), as such prospectus has been supplemented by the Preliminary Prospectus Supplement dated March 9, 2017.

In connection with this Opinion Letter, we have reviewed the Notes and the Guarantees. We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Notes or the Guarantees.

Fennemore Craig, P.C.

________________________

March 14, 2017

Based on and subject to the foregoing and the qualifications, limitations, exceptions and assumptions set forth below, it is our opinion that:

1.       The Company and the Guarantor are corporations existing and in good standing under Nevada law.

2.       The Company (a) has the corporate power to execute and deliver the Notes and perform its obligations thereunder and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Notes.

3.       The Guarantor (a) has the corporate power to execute and deliver the Guarantee to which it is a party and to perform its obligations thereunder and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of its Guarantee.

4.       The Notes have been duly authorized by the Company and the execution, delivery, performance and compliance with the terms and provisions of the Notes by the Company do not violate or conflict with the laws of the State of Nevada.

5.       The Guarantee has been authorized by all necessary corporate action of the Guarantor and the execution, delivery, performance and compliance with the terms and provisions of the Guarantee by the Guarantor do not violate or conflict with the laws of the State of Nevada.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by Cintas Corporation and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-216462), filed to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL